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                                                                   EXHIBIT 10.21


                                   AGREEMENT

          This agreement ("Agreement") is entered into this 25th day of September, 1998 between and among COPE Holding AG, a Swiss stock corporation ("COPE Holding AG"), COPE, INC., a Delaware corporation formerly known as Harrier, Inc. ("COPE, Inc."), and NEW CAPITAL INVESTMENT FUND, a Cayman Islands trust ("Fund").

                                   RECITALS
                                   --------

          A. The Fund and COPE, Inc. have entered into that certain Common Stock Purchase Agreement dated September 11, 1998 pursuant to which, among other things, the Fund acquired a controlling interest in Glycosyn Pharmaceuticals, Inc., a Delaware corporation ("Glycosyn").

          B. COPE, Inc. and Glycosyn have entered into that certain Assignment and Assumption Agreement ("Indemnification Agreement") dated September 11, 1998 pursuant to which, among other things, Glycosyn assumed all outstanding obligations of COPE, Inc., including the Payables (as defined below).

          C. COPE Holding AG has alleged that COPE, Inc. is in breach of that certain Amended and Restated Securities Purchase Agreement and Plan of Reorganization dated July 24, 1998 previously entered into by COPE, Inc. and COPE Holding AG due to the presence of approximately $150,000 of payables ("Payables") of COPE, Inc. set forth in the List of Payables attached hereto as Exhibit A.

          D. COPE, Inc. and COPE Holding AG have alleged that Glycosyn is required to indemnify COPE, Inc. against the Payables and, to such end, should pay the Payables pursuant to the terms of the Indemnification Agreement.

          E. The Fund wishes to induce COPE, Inc. and COPE Holding AG to forebear against bringing any claims against Glycosyn at this time and, in addition, wishes to acquire additional common shares of Glycosyn from COPE, Inc.; and, to this end, the Fund wishes to enter into this Agreement on the terms and conditions set forth below.

                                   AGREEMENT
                                   ---------

          It is agreed as follows:

          1. Subject to and upon the terms and conditions set forth herein, the Fund hereby delivers to COPE, Inc. its promissory note ("Note") in the original principal amount of $150,000 in the form of Note attached hereto as Exhibit B. The Fund's obligations under the Note shall be secured by 150,000 unrestricted and freely tradable shares ("VTI Shares") of the $.001 par value common stock of Virtual Telecom, Inc., a Delaware corporation ("VTI"). The Fund hereby grants COPE, Inc. with a first priority security interest in and to the VTI Shares and, concurrently herewith, shall deliver the certificates representing the VTI
Shares along with a stock power duly executed by the Fund for purposes of transferring the Shares into the record name of COPE, Inc. The Fund acknowledges and agrees that in the event of its default under the Note, COPE, Inc. may sell the VTI Shares for purposes of curing any defaults under the Note. COPE, Inc. agrees that in the event of a default by the Fund under the Note, COPE, Inc. shall use its best efforts to maximize the resale price of the VTI Shares and, upon its receipt of cash proceeds from the sale of the VTI Shares which equals the unpaid amount of the Fund's obligations
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under the Note, shall return the remaining portion of the VTI Shares or the cash proceeds therefrom to the Fund.

          2. As an inducement to the Fund to enter into this Agreement, COPE, Inc. agrees that, for the period ending December 31, 1998, it shall offer the Fund the option to purchase up to 750,000 ("Glycosyn Shares") of the $.001 par value common stock of Glycosyn, at a price of $.20 per share. The Fund acknowledges that it would be purchasing the Glycosyn Shares for its own account and that the Glycosyn Shares would be sold pursuant to exemptions from registration providing for transactions not involving an issuer, underwriter or dealer and, therefore, will bear a standard restrictive legend as provided for under the Securities Act of 1933. In the event that the Fund elects to purchase any or all of the Glycosyn Shares, the parties shall enter into an appropriate investment agreement at the time of such acquisition.

          3. This Agreement contains the entire agreement among the parties and correctly sets forth the rights and duties of each of the parties to each other as of this date, and may not be modified, altered or changed in any manner whatsoever, except by a written agreement signed by all of the parties hereto. Any agreement or representation concerning the subject matter of this Agreement or the duties of the parties in relation thereto not set forth in this Agreement or a subsequent written agreement signed by all of the parties hereto is null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The rights and obligation of either party to this Agreement may not be assigned by such party without the prior written consent of the other party. This Agreement may be executed in two or more counterparts, each signed by one of the parties and all of said counterparts together shall constitute one and the same instrument. The parties agree that facsimile signatures may be relied upon by each of the parties hereto as original signatures.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                        COPE, INC.,
                                        a Delaware corporation


                                        By: /s/ Adrian Knapp
                                        ----------------------------------------
                                        Adrian Knapp, Chairman of the Board


                                        COPE Holding AG,
                                        a Swiss stock corporation


                                        By:  /s/ Adrian Knapp
                                        ----------------------------------------
                                        Adrian Knapp, Director


                                        NEW CAPITAL INVESTMENT FUND,
                                        a Cayman Islands trust


                                        By: /s/ Kevin DeVito
                                        ----------------------------------------
                                        Kevin DeVito, Director